Exhibit 99.1
Tidelands Royalty Trust “B”
News Release
TIDELANDS ROYALTY TRUST “B”
ANNOUNCES FIRST QUARTER CASH DISTRIBUTION
     DALLAS, Texas, March 21, 2011 — Tidelands Royalty Trust “B” (OTC BB: TIRTZ.OB) (“Tidelands”) today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.225347 per unit, payable on April 14, 2011, to unitholders of record on March 31, 2011. Tidelands’ cash distribution history, current and prior year financial reports and tax information, a link to filings made with the Securities and Exchange Commission, and more can be found on its website at http://www.tirtz-tidelandsroyaltytrust.com/.
     The distribution this quarter decreased to $0.225347 per unit from $0.366288 per unit last quarter. Royalties received this quarter as compared to the last quarter are down primarily due to a 30% decrease in revenue from the three fields in the West Cameron Area. The volume of oil and natural gas produced and included in this report was down and there was a slight reduction in the price realized for natural gas.
     Tidelands’ distributions to unitholders are determined by royalties received up to the date the distribution amount is declared. In general, Tidelands receives royalties two months after oil production and three months after natural gas production.
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Contact:	Ron E. Hooper
Senior Vice President
U.S. Trust, Bank of America Private Wealth Management
Toll Free — 1.800.985.0794